Exhibit 21.1

List of Subsidiaries of the Company

Bio Mineral Transportation, LLC (Ohio)
National N-Viro Tech, Inc. (Ohio)
Florida N-Viro, LP (Delaware)
Florida N-Viro Management, LLC (Delaware)